NEWS RELEASE	Information: Brook Wootton
(713) 866-6050

Weingarten Realty Investors Announces Strong 2004 Fiscal Year Earnings
and Dividend Increase of Six Percent

HOUSTON, TEXAS (February 24, 2005) -- Weingarten Realty Investors (NYSE: WRI) announced today the results of its fourth quarter and year ended December 31, 2004. The highlights included:

•
Rental revenues for the fourth quarter 2004 increased to $128.8 million as compared to $108.3 million for the same period of 2003, an 18.9% increase. For the year ended 2004, rental revenues increased to $492.0 million as compared to $403.9 million for 2003, a 21.8% increase;

•
Net income available to common shareholders, on a diluted basis, for the fourth quarter 2004 totaled $43.2 million, or $0.46 per share, as compared to $24.2 million, or $0.29 per share, for the fourth quarter 2003, an increase of $19.0 million, or 58.6% per share. For the full-year 2004, net income available to common shareholders, on a diluted basis, was $137.7 million as compared to $100.9 million for 2003, or $1.54 per share for 2004 as compared to $1.24 per share for 2003, an increase of $36.8 million or 24.2% on a per share basis. Net income for the year 2004 benefited from gains from the sales of properties of $26.4 million compared to gains of $6.8 million in the previous year;

•
Funds from Operations (FFO) for the fourth quarter 2004, on a diluted basis, totaled $61.6 million, or $0.66 per share, compared to $47.9 million, or $0.58 per share for the same period in 2003, an increase of $13.7 million or 13.8% per share. Included in the fourth quarter 2004 results were various non-reoccurring charges of approximately $0.03 per share including an unusual amount of lease cancellation income that was partially offset by $0.01 per share of impairment charge associated with the planned disposition of two of the Company’s small properties. Included in the fourth quarter of 2003 was a non-cash charge for preferred redemption costs of approximately $0.03 per share. Adjusting for these unusual items in each year, FFO increased from $0.61 per share in 2003 to $0.64 per share in 2004;

•
FFO, on a diluted basis, for the year ended December 31, 2004, was $225.7 million or $2.52 per share, compared to $184.0 million, or $2.26 per share, in 2003, representing an increase of 22.7% in dollars or 11.5% on a per share basis. The Company’s 2004 full-year results include total net adjustments that reduced FFO by about $0.05 per share. These adjustments include $0.07 per share of non-cash charges for both preferred share redemption and property impairment charges in the second quarter, and the previously discussed fourth quarter items which produced a positive net of approximately $0.02 per share. Additionally, the 2003 full-year FFO results included preferred share redemption charges of $0.06 per share. After adjusting both 2004 and 2003 for these unusual items, FFO for the full-year 2004 was $229.9 million or $2.57 per share, compared to $189.2 million or $2.32 per share in 2003, or an increase of 21.5% in dollars or 10.8% on a per share basis;

•	Acquisitions in 2004 added 3.6 million square feet to the portfolio, representing a total investment of $511.2 million;

•
Dispositions of six properties during the year representing 683,000 square feet and provided proceeds of $49.9 million, generating gains of $24.9 million (these gains are not included in the above-mentioned FFO figures);

•
Same property Net Operating Income (NOI) growth for the total portfolio was 2.7% for 2004 as compared to 1.8% in 2003. The retail portfolio continued to show strong NOI growth of 3.2% for the year compared to 1.7% growth in 2003; and

•
The Board of Trust Managers increased the annual cash dividend for 2005 to $1.76 per common share, up from $1.66 per common share paid in 2004, a 6.0% increase. The first quarter 2005 dividend of $0.44 per common share is payable on March 15, 2005 to shareholders of record on March 7, 2005.

Alexander noted that the Company purchased 22 shopping centers, two industrial properties, and our joint venture partner’s interest in four additional properties during 2004, comprising 3.6 million square feet, and representing a total investment of $511.2 million with a weighted average stabilized return of over 8%. Our 2004 purchases include eleven properties in Texas (primarily in the Rio Grande Valley), five in Georgia, three in North Carolina, two each in California, Florida, New Mexico and Kentucky, and one in Missouri. Kentucky represents our 20th state, and was a logical expansion of our geographic footprint in the greater southern part of the United States from coast to coast.

With respect to new development, Weingarten completed eleven projects during 2004 totaling 851,000 square feet, representing an investment of $116.4 million (including 2004 expenditures of $18.4 million). These properties are 91.6% leased and have an existing return of 10%. Weingarten currently has five shopping centers in various stages of development, which will add 284,000 square feet to the portfolio with a total expected investment upon completion of $32.1 million, and are currently 72% leased. The developments are located in North Carolina, Arizona, Colorado and Utah, and we anticipate that the majority of these shopping centers will come on-line later this year.

The Company reported the completion of 1,337 new leases or renewals for the year totaling 5.6 million square feet. According to Mr. Alexander, the Company enjoyed outstanding leasing activity in 2004, increasing same store rental rates an average of 6.2% on a cash basis.

Alexander noted that the Company's occupancy levels have remained above 90% for the 55 plus years it has been in business, and with current levels of leasing activity and other factors, management anticipates that occupancy will remain strong throughout 2005. Occupancy in the portfolio increased as compared to the prior year is as follows:

Property Type	December 31, 2004	December 31, 2003
Shopping Centers	94.8%	93.5%
Industrial	92.6%	92.4%
Total	94.3%	93.3%

With our list of well-known, successful anchor supermarkets and discount retailers coupled with both our prime locations which possess strong demographics and our attractive, well-managed centers, we have created superior shopping environments for the neighborhoods we serve. “This has proven to be a winning strategy for our retailers, their customers and our shareholders,” stated Alexander.

Alexander further reported that the Company was very active in the financing arena during the year. The Company raised net proceeds of $219.9 million through the issuance of 6.8 million shares of common shares through two separate public offerings. The Company also received net proceeds of $70.2 million through the issuance of 2.9 million depositary shares with a coupon of 6.95% Series E Cumulative Redeemable Preferred shares. The Company also issued $375 million of medium-term notes with an effective weighted average maturity of 9.3 years and a weighted average interest rate of 5.0%

Alexander commented, “By focusing on our strategy of maintaining a strong, conservative capital structure, we have been able to secure access to a wide variety of capital sources that offer an attractive range of financing transactions for the Company’s growth needs. We continue to lead the REIT industry with debt ratings of “A” by Standard and Poor’s, and “A3” by Moody’s rating services.”

Corporate Outlook
Our business plan for 2005 includes continued growth of NOI from our portfolio, investing approximately $500 million in acquisitions, $50 million in new development, and an estimated $100 million in expected property dispositions. “Our challenge in today’s market environment will be to continue our current acquisition pace, as well as to capitalize on divestiture of non-core assets as fluctuations in either could have an effect on our FFO guidance. By continuing to maintain sound underwriting practices and only investing when we can achieve returns above our weighted average cost of capital, we should be able to maintain our historically solid and predictable performance. We expect our 2005 FFO will be in the range of $2.68 - $2.75 per share,” added Alexander.

About Weingarten Realty Investors
Weingarten Realty Investors is a Houston, Texas, based real estate investment trust with 348 income-producing properties in 20 states that span the greater southern part of the United States from coast to coast. Included in the portfolio are 288 neighborhood and community shopping centers, comprising approximately 90% of the Company’s revenues, and 60 industrial properties comprising a total of 46.1 million square feet. Weingarten has one of the most diversified tenant bases of any REIT in its sector, with the largest of its over 5,100 tenants comprising less than 3% of total rental revenues. The Company's common shares are listed on the New York Stock Exchange, trading under the symbol "WRI". Additional information on Weingarten can be found at www.weingarten.com

Conference Call Information
The Company announced that it will host a live webcast of its quarterly conference on Friday, February 25, 2005 at 9:00 AM Central Time. A replay of the call will be available for 24 hours following the live call, and can be heard by dialing (877) 519-4471, confirmation code #5606573. The webcast can also be accessed via the Company's Web site at www.weingarten.com, and will be archived there for approximately 90 days.

Forward-Looking Statements
Statements included herein that state the Company's or Management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.

CONTACT:

Steve Richter, Chief Financial Officer, 713.866.6054
Brook Wootton, Director, Investor Relations, 713.866.6050

Financial Statements
Weingarten Realty Investors
(in thousands, except per share amounts that are reported on a post-split basis)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
STATEMENTS OF CONSOLIDATED INCOME AND FUNDS FROM OPERATIONS	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Rental Income	$128,757	$108,322	$492,036	$403,851
Interest Income	359	310	1,391	1,584
Other Income	5,096	1,313	8,864	7,051
Total Revenues	134,212	109,945	502,291	412,486
Depreciation and Amortization	30,346	26,890	115,791	92,394
Interest Expense	29,807	26,176	115,506	88,871
Operating Expense	21,766	17,825	78,134	63,906
Ad Valorem Taxes	14,109	11,905	57,304	46,641
General and Administrative Expense	4,075	3,694	16,122	13,820
Loss on Early Redemption of Preferred Shares		2,739	3,566	2,739
Total Expenses	100,103	89,229	386,423	308,371
Operating Income	34,109	20,716	115,868	104,115
Equity in Earnings of Joint Ventures	979	1,222	5,572	4,743
Income Allocated to Minority Interests	(2,073)	(400)	(4,928)	(2,723)
Impairment Loss	(850)		(3,550)
Gain on Sale of Properties	746	714	1,535	714
Income Before Discontinued Operations	32,911	22,252	114,497	106,849
Operating Income From Discontinued Operations	188	673	2,001	3,392
Gain on Sale of Properties	11,453	1,811	24,883	6,039
Income from Discontinued Operations	11,641	2,484	26,884	9,431
Net Income	44,552	24,736	141,381	116,280
Less: Preferred Dividends	2,511	1,266	7,470	15,912
Original Issuance Costs associated with Series A Preferred Shares				2,488
Net Income Available to Common Shareholders--Basic	$42,041	$23,470	$133,911	$97,880
Net Income Per Common Share--Basic	$0.47	$0.29	$1.55	$1.24
Net Income Available to Common Shareholders--Diluted	$43,196	$24,163	$137,709	$100,920
Net Income Per Common Share--Diluted	$0.46	$0.29	$1.54	$1.24

Funds from Operations:
Net Income Available to Common Shareholders	$42,041	$23,470	$133,911	$97,880
Depreciation and Amortization	28,805	25,395	108,678	86,913
Depreciation and Amortization of Unconsolidated Joint Ventures	1,058	583	3,131	1,940
Gain on Sale of Properties	(12,208)	(2,527)	(26,403)	(6,765)
(Gain) Loss on Sale of Properties of Unconsolidated Joint Ventures	85		87	(508)
Funds from Operations--Basic	$59,781	$46,921	$219,404	$179,460
Funds from Operations Per Common Share--Basic	$0.67	$0.58	$2.55	$2.28
Funds from Operations--Diluted	$61,649	$47,914	$225,735	$184,014
Funds from Operations Per Common Share--Diluted	$0.66	$0.58	$2.52	$2.26
Weighted Average Shares Outstanding--Basic	88,951	80,610	86,171	78,800
Weighted Average Shares Outstanding--Diluted	92,979	83,324	89,511	81,574

	December 31,	December 31,
	2004	2003
CONSOLIDATED BALANCE SHEETS	(Unaudited)	(Audited)
Property	$3,751,607	$3,200,091
Accumulated Depreciation	(609,772)	(527,375)
Investment in Real Estate Joint Ventures	48,382	35,085
Notes Receivable	34,001	36,825
Unamortized Debt and Lease Costs	91,155	73,945
Accrued Rent and Accounts Receivable, net	57,964	40,325
Cash and Cash Equivalents	45,415	20,255
Other Assets	51,566	43,943
Total Assets	$3,470,318	$2,923,094

Debt	$2,105,948	$1,810,706
Preferred Shares Subject to Mandatory Redemption, net		109,364
Accounts Payable and Accrued Expenses	99,680	78,986
Other	94,800	52,671
Total Liabilities	2,300,428	2,051,727

Minority Interest	73,930	49,804

Preferred Shares of Beneficial Interest	4	3
Common Shares of Beneficial Interest	2,672	2,488
Capital Surplus	1,283,270	993,657
Accumulated Dividends in Excess of Net Income	(185,243)	(174,234)
Accumulated Other Comprehensive Loss	(4,743)	(351)
Total Shareholders' Equity	1,095,960	821,563
Total Liabilities and Shareholders' Equity	$3,470,318	$2,923,094

Note: Certain reclassifications of prior year amounts have been made to conform with the current year presentation.